April 9, 1995




                                 LETTER OF INTENT
                                 ----------------





   Gentlemen:


   Ingersoll-Rand Company, through a designated subsidiary, hereby proposes to acquire Clark Equipment Company ("the Company"). We are prepared to make an offer to acquire 100% of the Company's common stock for a cash purchase price of $86.00 per share subject to the execution of the attached agreement and plan of merger.


   In submitting this proposal it is our understanding that it is not deemed self-executing and that our respective legal obligations shall arise solely from the definitive merger agreement described above.

                                 Very truly yours,

                                 INGERSOLL-RAND COMPANY



                                 By /s/ James E. Perrella
                                   ---------------------------
                                    Title: President and Chief
                                           Executive Officer

   Agreed to as of
   April 9, 1995

   CLARK EQUIPMENT COMPANY



   By: /s/ Leo J. McKernan
      --------------------------
      Title: President and Chief
             Executive Officer